UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 7, 2007
PAREXEL International Corporation

(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269

(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

200 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900
Not applicable.

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On June 7, 2007, Parexel (Taiwan), Inc., a corporation organized under the laws of the Republic of China (the “Company”) and a wholly owned subsidiary of PAREXEL International Corporation, a Massachusetts corporation (“PAREXEL”), entered into a Tender Agreement (the “Tender Agreement”) with Albert Liou (“Mr. Liou”), the chairman and founder of Apex International Clinical Research Co., Ltd. (“Apex”). Under the terms of the Tender Agreement, the Company has agreed to launch a tender offer (the “Tender Offer”) for outstanding shares of stock of Apex, and Mr. Liou has agreed to sell to the Company approximately 29% of the issued and outstanding shares of stock of Apex in the Tender Offer for a per share price of NT$82.94 representing a total purchase price of approximately NT$514,352,161. In connection with the Tender Agreement, the Company and PAREXEL International Holding B.V., a wholly owned subsidiary of PAREXEL, agreed to purchase from Mr. Liou certain software used in connection with the business of Apex and agreed on the terms of Mr. Liou’s employment with the Company and non-competition covenants with PAREXEL International Holding B.V. following the closing of the Tender Offer.
     Concurrently with the execution of the Tender Agreement, the Company obtained undertakings issued by other shareholders of Apex representing, collectively with Mr. Liou’s shares, approximately 69% of the issued and outstanding shares of common stock of Apex, pursuant to which such shareholders have agreed to tender their shares to the Company in the Tender Offer for a per share price of NT$82.94 representing a total purchase price of approximately NT$1,206,909,704.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2007	PAREXEL International Corporation
	By:	/s/ James F. Winschel, Jr.
James F. Winschel, Jr.
Senior Vice President and Chief Financial Officer